Exhibit 99.1

Press release

SKF to acquire US-based Kaydon Corporation

Gothenburg, Sweden, 5 September, 2013: SKF and Kaydon Corporation (NYSE:KDN) have agreed that SKF will acquire Kaydon in an all-cash transaction valued at approximately USD 1.25 billion, including USD 95 million of net debt. The transaction will be paid through existing cash and credit lines and will be accretive to SKF earnings in year one.

Tom Johnstone, SKF President and CEO, explains, “We have followed the development of Kaydon for a long time. They have a strong product portfolio, strong management and a solid financial performance and I am delighted that they will soon be part of the SKF Group. The complementary nature of their products and technologies, their geographical and customer presence and their manufacturing footprint will enable us to even better serve our customers and distributors in the industrial market worldwide. In particular this acquisition, combined with our other activities, investments and acquisitions in the last few years, shows our strong commitment to the North American market.”

Kaydon is a diversified industrial manufacturer with three distinct business areas: friction control products (bearings), velocity control products and specialty products, including environmental services. Kaydon has a global footprint with 62% of its sales generated in North America, 24% in Europe, 12% in Asia Pacific and 2% in the rest of the world. In 2012, the company had sales of USD 475 million, with an adjusted operating profit of around 16% and has over 2,100 employees.

James O’Leary, Chairman and Chief Executive Officer of Kaydon Corporation commented, “Our Board believes that the proposed transaction represents a compelling value for our shareholders. We believe that this transaction represents an excellent strategic fit for Kaydon that will allow our market leading businesses to accelerate their growth strategies by joining forces with SKF, a global industry leader.”

Deal structure

SKF will launch an all-cash tender offer for all outstanding shares of Kaydon. Under the terms of the definitive agreement, which has been unanimously approved by both companies’ Boards of Directors, SKF will commence a tender offer to purchase all of Kaydon’s outstanding shares for USD 35.50 per share in cash. The tender offer will commence on 16 September, 2013 and is subject to customary terms and conditions, regulatory clearances, including the tender of at least a majority of the outstanding shares of Kaydon common stock. Upon completion of the tender offer, SKF will acquire all remaining shares through a short form merger.

The transaction represents a 22% premium to Kaydon’s closing stock price on 4 September, 2013, a 21% premium to the 30-day volume weighted average price and a multiple of 12.7 times Kaydon’s LTM Adjusted EBITDA (USD 98 million as of 29 June, 2013). The transaction is expected to close sometime in the fourth quarter of 2013.

A strong addition to the SKF Group

The acquisition of Kaydon is in-line with SKF’s strategy to strengthen its technology platforms and become a knowledge engineering company. SKF expects to achieve significant synergies over the next several years with annual cost synergies of USD 30 million and USD 50 million in sales synergies.

Kaydon is complementary to SKF’s existing business from both a product and geographic perspective, and will enable SKF to:

•	better serve customers in many key industries globally with a more complete product portfolio,

•	offer improved solutions and services through the combination of Kaydon and SKF complementary technologies,

•	distribute Kaydon products through the SKF distribution network worldwide,

•	utilize Kaydon’s North American manufacturing footprint.

The addition of Kaydon Corporation to the SKF Group would have given a proforma sales increase for the full year 2012 from SEK 64.6 billion to around SEK 67.7 billion and with an adjusted operating profit from SEK 7.3 billion to around SEK 7.8 billion. Correspondingly, the proforma statement for the first half of 2013 will increase the SKF turnover from SEK 31.5 billion to around SEK 33.0 billion, and with an adjusted operating profit from SEK 3.3 billion to around SEK 3.5 billion.

Summary of Kaydon Corporation

Kaydon Corporation is a leading designer and manufacturer of bearings and velocity control products such as industrial shock absorbers, gas springs and vibration isolation products. Their specialty products include filters and filtrations systems, custom rings and seals as well as environmental services. These products are used by customers in a variety of industries like aerospace, defense, medical, semicon, wind energy, material handling and machine tool.

•	Kaydon is a leader in its product categories, such as split bearings and thin section bearings, with highly engineered, performance-critical products.

•	Kaydon’s industry recognized brands and leading technologies serve high value, global market segments.

•	Kaydon’s product offering is highly complementary with SKF’s product portfolio and will enhance SKF’s offering to its customers worldwide.

•	Kaydon serves a number of segments that are less represented in SKF’s current customer base and provide an opportunity to expand its product offering to those customers.

•	Kaydon has maintained a long track record of strong financial performance with robust profit margins and cash flow.

Summary of the SKF Group

The SKF Group is a leading global supplier of products, solutions and services within rolling bearings, seals, mechatronics, services and lubrication systems. Services include technical support, maintenance services, condition monitoring, asset efficiency optimization, engineering consultancy and training.

SKF has around 140 manufacturing sites in 28 countries and is represented in over 130 countries through its own sales companies and over 15,000 distributor locations. Annual sales in 2012 were SEK 64,575 million and the number of employees was 46,775. J.P. Morgan is serving as exclusive financial advisor to SKF and Reed Smith is providing legal counsel.

For further information, please contact:

Media Hotline: +46 31 337 2400

SKF Press Relations: Rebecca Janzon, +46 31-337 3880; +46 727-173 880; rebecca.janzon@skf.com

SKF Investor Relations: Marita Björk, +46 31-337 1994; +46 705-181 994; marita.bjork@skf.com

Information agent regarding tender offer:

Dan Burch, +1 212-929-5748, +1 516-429-2721, dburch@mackenziepartners.com

Charlie Koons, +1 212-929-5708, +1 917-545-4523, ckoons@mackenziepartners.com

A teleconference for media, investors and analysts will be held on 5 September 2013 at 10.00 CEST, 09.00 (UK):

SE: +46 (0)8 506 307 79

UK: +44 (0)844 571 8957

US: +1 866 682 8490

Aktiebolaget SKF

    (publ)

AB SKF is required to disclose the information provided herein pursuant to the Securities Markets Act and/or the Financial Instruments Trading Act. The information was submitted for publication at 09.00 CET on 5 September, 2013.

SKF is a leading global supplier of bearings, seals, mechatronics, lubrication systems, and services which include technical support, maintenance and reliability services, engineering consulting and training. SKF is represented in more than 130 countries and has around 15,000 distributor locations worldwide. Annual sales in 2012 were SEK 64,575 million and the number of employees was 46,775. www.skf.com

® SKF is a registered trademark of the SKF Group.

Cautionary statement

This press release contains forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995 that are based on management’s beliefs and assumptions. In some cases, you can identify forward looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential,” and similar expressions. Such statements, including statements relating to SKF’s expectations for the future performance of Kaydon Corporation, the future opportunities associated with the acquisition, and the success of SKF integrating Kaydon into its business, are not considered historical facts and are considered forward-looking statements under the federal securities laws. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Such risks and uncertainties include the possibility that SKF will not consummate a transaction with Kaydon, changes in economic, market and competitive conditions, changes in the regulatory environment and other government actions, fluctuations in exchange rates and other factors mentioned in SKF’s latest annual report (available on www.skf.com) under the Administration Report; “Important factors influencing the financial results”, “Financial risks” and “Sensitivity analysis”, and in its full-year report under “Risks and uncertainties in the business.” We undertake no obligation to revise or update publicly any forward-looking statement, except as required by law.

THE TENDER OFFER DESCRIBED IN THIS COMMUNICATION (THE “OFFER”) HAS NOT YET COMMENCED, AND THIS COMMUNICATION IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL ANY SHARES OF THE CAPITAL STOCK OF KAYDON CORPORATION (“KAYDON”) OR ANY OTHER SECURITIES. ON THE COMMENCEMENT DATE OF THE OFFER, A TENDER OFFER STATEMENT ON SCHEDULE TO, INCLUDING AN OFFER TO PURCHASE, A LETTER OF TRANSMITTAL AND RELATED DOCUMENTS, WILL BE FILED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”). THE OFFER TO PURCHASE SHARES OF KAYDON STOCK WILL ONLY BE MADE PURSUANT TO THE OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL AND RELATED DOCUMENTS FILED WITH SUCH SCHEDULE TO. THE TENDER OFFER STATEMENT WILL BE FILED WITH THE SEC BY ATLAS MANAGEMENT, INC. (“ATLAS”) A WHOLLY OWNED SUBSIDIARY OF AB SKF, AND DUBLIN ACQUISITION SUB INC., AND KAYDON IS OBLIGATED TO FILE A SOLICITATION/RECOMMENDATION STATEMENT WITH THE SEC. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE TENDER OFFER STATEMENT, AS IT MAY BE AMENDED FROM TIME TO TIME, WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. INVESTORS AND SECURITY HOLDERS MAY OBTAIN A FREE COPY OF THESE STATEMENTS (WHEN AVAILABLE) AND OTHER DOCUMENTS FILED WITH THE SEC AT THE WEBSITE MAINTAINED BY THE SEC AT WWW.SEC.GOV OR BY DIRECTING SUCH REQUESTS TO MACKENZIE PARTNERS INC. AT (212) 929-5500 or Toll Free at (800) 322-2885.

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